Exhibit 5.1

WRITER’S NAME:	Sophie Lim	DIRECT TEL:	+65 6890 7696
		DIRECT FAX:	+65 6302 3022
		DIRECT E-MAIL:	sophie.lim@allenandgledhill.com
OUR REF:	SLLC/PWANG/1015001738
YOUR REF:

5 May 2015

Avago Technologies Limited

1 Yishun Avenue 7

Singapore 768923

Dear Sirs

Registration Statement on Form S-8 of Avago Technologies Limited (“Avago”)

1. (a)	We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Avago with the United States Securities and Exchange Commission on or about 5 May 2015, in connection with the registration under the Securities Act of 1933, as amended, of up to 235,148 ordinary shares in the capital of Avago (the “Registration Shares”) subject to issuance by Avago upon:

(i)	the valid exercise of subscription rights represented by outstanding share options deemed to have been granted by Avago (the “Assumed Options”); and

(ii)	the vesting of outstanding restricted share units deemed to have been granted by Avago (the “Assumed RSUs”)

(the Assumed Options and the Assumed RSUs to be collectively defined as the “Assumed Equity Awards”), under the Emulex Corporation 2005 Equity Incentive Plan (the “Emulex 2005 Plan”).

(b)	The Assumed Equity Awards are deemed to have been granted by Avago upon:

(i)	the assumption by Avago at the Effective Time (as defined in the Agreement (defined below)) of:

(1)	certain outstanding options granted by Emulex Corporation (the “Emulex Options”), a company organised under the laws of the State of Delaware in the United States of America (“Emulex”); and

(2)	certain outstanding restricted share units granted by Emulex (“Emulex RSUs”),

under the Emulex 2005 Plan prior to the Effective Time; and

(ii)	the conversion of such (1) Emulex Options into options to purchase ordinary shares in the capital of Avago (“Avago Shares”), and (2)

Emulex RSUs into an award of restricted share units in respect of underlying Avago Shares, in connection with Section 2.4(b) and Section 2.4(d) respectively of the Agreement and Plan of Merger, made and entered into as of 25 February 2015 (the “Agreement”), by and among (1) Avago Technologies Wireless (U.S.A.) Manufacturing Inc., a corporation incorporated under the laws of the State of Delaware in the United States of America and a wholly-owned subsidiary of Avago, (2) Emerald Merger Sub, Inc., a corporation incorporated under the laws of the State of Delaware in the United States of America, and (3) Emulex.

This opinion is being rendered to you in connection with the filing of the Registration Statement. Terms defined and references construed in the Agreement have the same meaning and construction in this opinion unless otherwise defined herein.

2.	For the purpose of rendering this opinion, we have examined:-

(a)	an executed copy of the Agreement in PDF format (excluding all exhibits and schedules to the Agreement) as provided to us by electronic mail on 28 April 2015;

(b)	in relation to Avago, a copy of each of its Memorandum and Articles of Association, its Certificate Confirming Incorporation of Company, its Certificate Confirming Incorporation upon Conversion and its Certificate Confirming Incorporation of Company under the New Name;

(c)	the proceedings taken by Avago in assuming the Emulex Options and the Emulex RSUs in connection with Section 2.4(b) and Section 2.4(d) of the Agreement;

(d)	a copy of the resolutions of the shareholders of Avago passed at the Annual General Meeting of Avago held on 8 April 2015, relating to the authorisation for the allotment and issue of Avago Shares (the “Shareholders Resolutions”);

(e)	copies of the resolutions of the Board of Directors of Avago passed on 24 February 2015 and 30 April 2015 respectively (together, the “Board Resolutions”); and

(f)	such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

3.	We have assumed for the purpose of rendering this opinion:-

(a)	that the Agreement is within the capacity and powers of, and has been validly authorised by, each party thereto and has been validly executed in the form examined by us for the purpose of rendering this opinion, duly and properly completed, and delivered by or on behalf of each such party thereto;

(b)	of the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies or other specimen documents submitted to us;

(c)	the correctness of all facts stated in the Agreement;

(d)	that copies of Avago’s Memorandum and Articles of Association, Certificate Confirming Incorporation of Company, Certificate Confirming Incorporation upon Conversion and Certificate Confirming Incorporation of Company under the New Name submitted to us for examination are true, complete and up-to-date copies;

(e)	that each of the Shareholders Resolutions and the Board Resolutions is true, complete and up-to-date and such resolutions have not been rescinded or modified and all authorisations and approvals conferred thereby remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of those resolutions;

(f)	that all relevant documents have been provided to us by the officers of Avago for inspection for purposes of this opinion;

(g)	that there are no provisions of the laws of any jurisdiction other than Singapore which would be contravened by the execution or delivery of the Agreement and that, in so far as any obligation expressed to be incurred or performed under the Agreement is to be performed in, or is otherwise subject to the laws of, any jurisdiction other than Singapore, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(h)	that the choice of the laws of the State of Delaware in the United States of America, as the governing law of the Agreement has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the United States federal or state courts in the State of Delaware in the United States of America, as a matter of the laws of the State of Delaware in the United States of America, and all other relevant laws except the laws of Singapore;

(i)	that all consents, approvals, authorisations, licences, exemptions, or orders required from any governmental or other regulatory authorities outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of the Agreement have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(j)	that no Restricted Stock Award (as defined under the Emulex 2005 Plan) will be granted by Avago on or after the Effective Time; and

(k)	that Avago is solvent at the relevant time of issuance of any of the Registration Shares pursuant to the exercise of any such Assumed Options, or as the case may be, the vesting of the Assumed RSUs.

4.	Based upon and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that the Registration Shares to be allotted and issued by Avago (a) upon the (i) exercise of the subscription rights represented by outstanding Assumed Options deemed to have been granted under the Emulex 2005 Plan in accordance with the terms of such Assumed Options, against full payment of the applicable exercise price, and (ii) vesting of the Assumed RSUs deemed to have been granted under the Emulex 2005 Plan in accordance with the terms of such Assumed RSUs, and (b) when represented by share certificates issued by Avago in respect of such Assumed Equity Awards, will be duly authorized by Avago for issuance and subscription and will be legally issued, fully-paid and non-assessable.

5.	For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Registration Shares to be issued means under Singapore law that holders of such Registration Shares, having fully paid up all amounts due on such Registration Shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of Avago in their capacities purely as holders of such Registration Shares.

6.	We consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement.

Yours faithfully

Allen & Gledhill LLP